Exhibit 99.1

Media Contact:

Sasha Bigda, +1 312 244-7493 or Sasha.Bigda@morningstar.com

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or Barbara.Noverini@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2017 Financial Results

CHICAGO, Feb. 20, 2018—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2017 financial results. Reported results reflect solid business performance, highlighted by strong revenue and cash flow growth, with operating income and net income per share impacted by special items.

Financial Highlights

•                  Fourth-quarter revenue increased 14.5% to $243.1 million; full-year revenue increased 14.2% to $911.7 million.

•                  Fourth-quarter organic revenue growth was 9.0%; full-year organic revenue growth was 7.6%.

•                  Fourth-quarter operating income decreased 14.6%, including special items; full-year operating income decreased 6.0%.

•                  Fourth-quarter diluted net income per share declined to $0.91 compared to $1.63 in 2016. Full-year diluted net income per share declined to $3.18 compared to $3.72 in 2016. 2017 included a $0.42 per share gain from the divestiture of HelloWallet in the second quarter and a $0.25 per share net benefit associated with the impact of the Tax Cuts and Jobs Act (“Tax Reform”) in the fourth quarter. 2016 included a holding gain of $0.86 per share related to our acquisition of PitchBook in the fourth quarter.

•                  Full-year free cash flow was $183.5 million, reflecting cash provided by operating activities of $250.1 million and capital expenditures of $66.6 million, an increase of 21.6% over the prior year.

“We are pleased with the strong revenue and overall financial performance across our business in 2017,” said Kunal Kapoor, Morningstar’s chief executive officer. “We demonstrated substantial progress against the strategic objectives and key investment areas we outlined at the beginning of the year, which contributed heavily to our growth. We also meaningfully exceeded our sales targets in 2017, including a strong fourth quarter for new contracts, which set a solid foundation for 2018. We are focused on continuing to execute against our strategy to deliver long-term growth.”

Kapoor outlined some of the company’s key accomplishments and challenges in 2017:

Accomplishments:

•                  Our full-year results reflect successful execution across our key investment areas— Morningstar® Data, Morningstar DirectSM, Workplace Solutions, Morningstar® Managed PortfoliosSM, and Morningstar Credit Ratings. As a group, these areas had organic revenue growth of 11.7% in 2017. PitchBook, which is among our key areas of investment, is excluded from this figure because its growth became organic in December.

•                  We celebrated a successful first year of integration with PitchBook and were pleased to see that increased investment in the sales organization supported growth that exceeded our expectations. We unveiled a new, expanded suite of fundamental equity data on the PitchBook Platform to provide comprehensive public-company data alongside PitchBook’s private market data. We also widened PitchBook’s European private equity and venture capital data sets, doubling our coverage to over 340,000 private companies.

•                  In our data unit, we made great progress in the development and delivery of new and enhanced data sets in 2017. We added over 1,000 new data elements in equity data. We advanced our fixed-income capabilities, expanding portfolio-level data and adding new analytics for funds. We also strengthened our partnership with Sustainalytics, a leading global provider of environmental, social, and governance (ESG) research and ratings, with a new 40% ownership stake.

•                  On the research front, we developed the Morningstar Quantitative RatingTM for funds, a model-driven, forward-looking rating that is designed to estimate what the Morningstar Analyst RatingTM would be for thousands of funds not covered by our manager research analysts. We also expanded our research coverage to health savings accounts (HSA).

•                  We focused on developing new and innovative products like the Morningstar Best Interest Scorecard, a solution designed to help advisors act as fiduciaries for their clients. We expanded our proprietary risk model to help clients run scenario analyses to evaluate portfolio returns. In Morningstar Credit Ratings, we expanded coverage of asset-backed securities.

We also continued to enhance platforms and user interfaces in several key products, including Morningstar® Retirement ManagerSM. Importantly, we have a strong pipeline of new products as we enter 2018, including Morningstar OfficeSM Cloud, the launch of Morningstar proprietary mutual funds in the United States, and MiFID II solutions for European advisors.

•                  We continued to invest in our people, increasing opportunities for Morningstar employees to acquire equity in the company. As we continued to focus on our diversity and inclusion initiatives, we were proud to be recognized by the Human Rights Campaign Foundation (HRC) as a Best Place to Work by achieving a top score of 100 on its 2018 Corporate Equality Index.

Challenges:

•                  Certain industry trends continued this year. Most notably, our clients are operating in a cost-conscious environment as they evaluate their businesses and strategies. We are growing in this environment by delivering even more value to our clients, supporting their efforts to digitize their businesses, meet enhanced regulatory requirements, and lower costs.

•                  We experienced some business headwinds this year. Within Morningstar Investment Management, we continued our shift away from customized investment advisory to Morningstar-branded offerings. Our strong growth in Managed Portfolios was partially offset by declines in institutional asset management, reflecting choices we have made relating to areas of focus. In Morningstar Credit Ratings, while our overall number of new-issue ratings increased, our commercial mortgage-backed securities (CMBS) business performed below our expectations. In Asia, growth lagged the rest of the company as we moved away from solutions requiring custom work, including investment management and enterprise components, to focus on our higher-margin, standard enterprise offerings. We continue to anticipate growth and future opportunities in our core offerings in the region.

•                  We focused on our IT strategy and have commenced migrating our infrastructure to the cloud, which resulted in an impairment charge related to this strategic shift in the fourth quarter. We expect our cloud implementation to drive cost and operational efficiencies over time as well as reduce server and hardware needs. The migration will have some transitional effects on our level of capital expenditures and operating expenses and we expect to maintain certain redundant infrastructure prior to a full transition.

Overview of Fourth-Quarter and Full-Year Financial Results

Revenue for the fourth quarter was $243.1 million, an increase of 14.5% compared with the same period in 2016. For the year, revenue was $911.7 million, an increase of 14.2% compared with $798.6 million in 2016. Organic revenue rose 9.0% in the fourth quarter and 7.6% for the year.

Fourth-quarter operating income was $42.6 million, a decrease of 14.6% compared with the fourth quarter of 2016. Fourth-quarter operating margin was 17.5%, compared with 23.5% in the fourth quarter of 2016. The decline in operating income this quarter was the result of a 23.5% increase in operating expenses, which were primarily due to higher compensation expenses (salaries, bonuses, and commissions) and higher depreciation expense.

Operating expenses were impacted by several factors in the fourth quarter. Sales performance exceeded our targets, with the value of new sales contracts increasing significantly versus the fourth quarter of 2016 on strength in our core licensing business (Data, Direct, PitchBook, and Research). Sales in Managed Portfolios and Indexes also surpassed our expectations. This performance led to higher-than-anticipated commission expense, which increased by $3.0 million relative to the run-rate through the first three quarters of 2017. Our compensation expense also increased as we adjusted our expected bonus payout due to stronger financial performance relative to our annual targets. This expense was $3.8 million higher versus the accrued funding rate through the first three quarters of the year. Operating expenses were also negatively impacted by a $4.1 million impairment charge, recorded in depreciation expense, for certain software licenses that are no longer needed due to the shift to our cloud-based strategy. Excluding the negative 13.6 percentage point impact of increased bonus and commission expense, and the negative 8.2 percentage point impact from the impairment, operating income increased by 7.2% in the fourth quarter.

For the year, operating income was $169.8 million, a decrease of 6.0% compared with $180.8 million in 2016. Full-year operating margin was 18.6%, compared with 22.6% in 2016. Excluding PitchBook, operating income decreased 1.1% and operating margin declined by 1.7 percentage points to 21.5%. This decline is primarily due to an increase in compensation expenses (salaries, bonuses, and commissions) and depreciation expense, which includes the impairment charge.

Net income in the fourth quarter was $38.9 million, or $0.91 per diluted share, compared with $70.3 million, or $1.63 per diluted share in the fourth quarter of 2016. The decline in fourth-quarter 2017 net income and net income per share reflects a $37.1 million holding gain, or 86 cents per share, related to our acquisition of PitchBook in the fourth quarter of 2016. For the year ended Dec. 31, 2017, net income was $136.9 million, or $3.18 per diluted share, compared with $161.0 million, or $3.72 per diluted share, in 2016. Net income for 2017 included a non-cash after-tax gain of $17.9 million, or 42 cents per share, in connection with the sale of HelloWallet.

Income tax expense was $2.7 million and $42.9 million for the fourth quarter and full year 2017, respectively. This includes a net one-time benefit of $10.6 million related to the impact of Tax Reform recorded in the fourth quarter. The net benefit included a positive impact from the revaluation of deferred tax liabilities at the now lower statutory corporate rate, offset by charges related to the deemed repatriation and withholding tax of our previously undistributed foreign earnings. The recorded net benefit for Tax Reform is a provisional amount that reflects our best estimate at this time, and is subject to adjustment during a measurement period not to exceed one year from enactment in accordance with guidance from the Securities and Exchange Commission.

Our effective tax rate for the full year 2017 was 23.9%, versus 28.3% in 2016. This decline is primarily due to the impact of Tax Reform. Based on our current level of taxable income in the U.S., we estimate that the change in the corporate tax rate will result in approximately $15 million of incremental annual free cash flow. We are currently evaluating opportunities to reinvest a portion of this tax benefit back into the business.

Balance Sheet and Capital Allocation

As of Dec. 31, 2017, the company had cash, cash equivalents, and investments totaling $353.3 million and $180.0 million of long-term debt, compared with cash, cash equivalents, and investments of $304.0 million and $250.0 million of long-term debt as of Dec. 31, 2016.

Cash provided by operating activities was $250.1 million for the full year 2017, compared to $213.7 in the prior year. Free cash flow was $183.5 million for the full year 2017, compared to $150.9 million in the prior year. In 2017, the company repurchased 0.5 million shares of common stock for $41.9 million and paid $39.3 million in dividends. In December, the company announced a new $500 million share repurchase authorization, effective Jan. 1, 2018.

Update on Key Investment Areas

The highlights below summarize key operating metrics in our five major areas of focus for investment for the full year ended Dec. 31, 2017.

•                  Revenue for Morningstar Data was up 7.2% to $162.9 million.

•                  Morningstar Direct revenue increased 12.6% to $124.4 million and licenses for Direct increased 11.1% to 13,884 for the year. Licenses for the PitchBook platform rose 43% for the year.

•                  Total assets under management and advisement for Workplace Solutions rose 22.7% to $128.1 billion.

•                  Assets under management and advisement in Managed Portfolios increased 31.8% to $39.8 billion.

•                  Morningstar Credit Ratings completed 97 new-issue ratings versus 70 in 2016, representing a 27% increase in asset value to $39.0 billion in 2017.

Comparability of Year-Over-Year Results

Certain items affected the comparability of fourth-quarter and full-year 2017 results versus the same periods in 2016.

•                  Organic revenue growth of 9.0% in the fourth quarter includes one month of contribution from PitchBook, because the acquisition closed on December 1, 2016. It also excludes the impact of the HelloWallet divestiture.

•                  Fourth-quarter results included $12.4 million in revenue and approximately $13.2 million of incremental operating expense from acquisitions (primarily PitchBook).

•                  For the full year, acquired companies (primarily PitchBook) contributed revenue of $57.5 million and incremental operating expense of $68.8 million.

•                  Foreign currency translation reduced operating income by $0.3 million during the fourth quarter, increasing revenue by $3.0 million and operating expense by $3.3 million. For the year, foreign currency translation increased operating income by $0.6 million and reduced operating expense by $0.6 million. Foreign currency translation had an immaterial impact on revenue for the full year.

•                  Fourth-quarter operating expenses include a $4.1 million impairment charge for certain software licenses due to the shift to our cloud-based strategy, which impacted operating margin by 1.7 percentage points in the quarter and 0.4 percentage points for the year.

•                  Fourth-quarter net income includes a provisional net benefit of $10.6 million to account for the estimated impact of Tax Reform, which increased net income per share by 25 cents.

•                  Net income for 2017 includes a non-cash after-tax gain of $17.9 million, or 42 cents per share, in connection with the sale of HelloWallet.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $195 billion in assets under advisement and management as of Dec. 31, 2017. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the increasing popularity of passively managed investment vehicles; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; the failure of acquisitions and other investments to produce the results we anticipate; downturns in the financial sector, global financial markets, and global economy; the effect of market volatility on revenue from asset-based fees; a prolonged outage of our database, technology-based products and services, or network facilities; and challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

©2018 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in millions, except per share amounts)	2017	2016	change		2017	2016	change

Revenue	$243.1	$212.2	14.5%		$911.7	$798.6	14.2%
Operating expense:
Cost of revenue	103.4	88.0	17.6%		386.6	344.3	12.3%
Sales and marketing	34.1	26.5	28.4%		134.3	97.6	37.6%
General and administrative	36.6	29.1	25.4%		129.8	105.2	23.3%
Depreciation and amortization	26.4	18.7	41.2%		91.2	70.7	28.9%
Total operating expense	200.5	162.3	23.5%		741.9	617.8	20.1%
Operating income	42.6	49.9	(14.6%	)	169.8	180.8	(6.0%	)
Operating margin	17.5%	23.5%	(6.0)pp		18.6%	22.6%	(4.0)pp

Non-operating income (expense):
Interest income (expense), net	(1.0)	—	NMF		(3.6)	0.3	NMF
Holding gain upon acquisition of additional ownership of equity method investments	—	37.1	NMF		—	37.1	NMF
Gain (loss) on sale of business	(0.8)	—	NMF		16.7	—	NMF
Other income (expense), net	1.1	1.4	(15.1%	)	(1.8)	6.7	NMF
Non-operating income (expense), net	(0.7)	38.5	NMF		11.3	44.1	(74.6%	)

Income before income taxes and equity in net loss of unconsolidated entities	41.9	88.4	(52.6%	)	181.1	224.9	(19.5%	)
Equity in net loss of unconsolidated entities	(0.3)	(0.9)	(61.1%	)	(1.3)	(0.2)	517.4%
Income tax expense	2.7	17.2	(84.9%	)	42.9	63.7	(32.9%	)
Consolidated net income	$38.9	$70.3	(44.6%	)	$136.9	$161.0	(14.9%	)

Net income per share:
Basic	$0.91	$1.63	(44.2%	)	$3.21	$3.74	(14.2%	)
Diluted	$0.91	$1.63	(44.2%	)	$3.18	$3.72	(14.5%	)
Weighted average shares outstanding:
Basic	42.5	43.0	(1.2%	)	42.7	43.0	(0.7%	)
Diluted	42.9	43.2	(0.7%	)	43.0	43.3	(0.7%	)

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
(in millions)	2017	2016	2017	2016

Operating activities
Consolidated net income	$38.9	$70.3	$136.9	$161.0
Adjustments to reconcile consolidated net income to net cash flows from operating activities	19.9	(7.0)	89.9	47.5
Changes in operating assets and liabilities, net	26.6	7.2	23.3	5.2
Cash provided by operating activities	85.4	70.5	250.1	213.7
Investing activities
Capital expenditures	(20.2)	(15.3)	(66.6)	(62.8)
Proceeds from sale of a business	—	—	23.7	—
Acquisitions, net of cash acquired	—	(175.8)	(1.0)	(191.6)
Purchases of equity- and cost-method investments	(0.5)	(0.1)	(24.8)	(16.5)
Other, net	9.4	(0.5)	7.9	(3.3)
Cash used for investing activities	(11.3)	(191.7)	(60.8)	(274.2)
Financing activities
Common shares repurchased	(1.0)	(10.0)	(42.3)	(48.8)
Dividends paid	(9.7)	(9.4)	(39.3)	(37.9)
Proceeds from short-term debt	—	—	—	40.0
Repayments of long-term debt	(25.0)	—	(70.0)	(15.0)
Proceeds from long-term debt	—	190.0	—	190.0
Other, net	(2.3)	(0.6)	(5.9)	(4.6)
Cash provided for (used for) financing activities	(38.0)	170.0	(157.5)	123.7
Effect of exchange rate changes on cash and cash equivalents	1.8	(9.1)	17.3	(11.2)
Net increase in cash and cash equivalents	37.9	39.7	49.1	52.0
Cash and cash equivalents—Beginning of period	270.3	219.4	259.1	207.1
Cash and cash equivalents—End of period	$308.2	$259.1	$308.2	$259.1

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
(in millions)	2017	2016

Assets
Current assets:
Cash and cash equivalents	$308.2	$259.1
Investments	45.1	44.9
Accounts receivable, net	148.2	145.8
Other	28.3	22.2
Total current assets	529.8	472.0

Property, equipment, and capitalized software, net	147.4	152.1
Investments in unconsolidated entities	62.0	40.3
Goodwill	564.9	556.8
Intangible assets, net	95.4	120.9
Other assets	6.2	8.8
Total assets	$1,405.7	$1,350.9

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$49.2	$44.6
Accrued compensation	92.0	71.7
Deferred revenue	171.3	165.4
Other	10.7	13.2
Total current liabilities	323.2	294.9

Accrued compensation	11.7	10.3
Deferred tax liability, net	23.6	38.2
Long-term debt	180.0	250.0
Other long-term liabilities	62.3	60.7
Total liabilities	600.8	654.1
Total equity	804.9	696.8
Total liabilities and equity	$1,405.7	$1,350.9

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	As of December 31
	2017		2016		change

Our business
Morningstar.com Premium Membership subscriptions (U.S.)	118,462		118,339		0.1%
Morningstar.com average monthly unique users (U.S.)	9,829,527		8,892,203		10.5%
Advisor Workstation clients (U.S.)	182		175		4.0%
Morningstar Office licenses (U.S.)	4,330		4,286		1.0%
Morningstar Direct licenses	13,884		12,492		11.1%
PitchBook Platform licenses	13,908		9,723	(1)	43.0%
Assets under management and advisement (approximate)
Workplace Solutions (Retirement)
Managed Retirement Accounts	$57.6 bil		$46.9 bil		22.8%
Fiduciary Services (2)	42.5 bil		34.3 bil		23.9%
Custom Models	28.0 bil		23.2 bil		20.7%
Workplace Solutions (total)	$128.1 bil		$104.4 bil		22.7%
Morningstar Investment Management
Morningstar Managed Portfolios	$39.8 bil		$30.2 bil	(3)	31.8%
Institutional Asset Management	17.6 bil	(4)	58.0 bil		(69.7%	)
Asset Allocation Services	9.5 bil		7.2 bil		31.9%
Manager Selection Services	1.4 bil		1.2 bil		16.7%
Morningstar Investment Management (total)	$68.3 bil		$96.6 bil		(29.3%	)

Our employees (approximate)
Worldwide headcount	4,920		4,550	(5)	8.1%

	Three months ended December 31				Year ended December 31
(in millions)	2017	2016	change		2017	2016	change
Key product and investment area revenue (6)
Morningstar Data	$43.2	$39.3	10.1%		$162.9	$152.1	7.2%
Morningstar Direct	32.5	28.4	14.4%		124.4	110.5	12.6%
Morningstar Investment Management	28.0	24.7	13.5%		106.0	98.4	7.7%
Morningstar Advisor Workstation	22.5	20.4	10.4%		87.3	82.4	6.0%
Workplace Solutions	18.3	20.7	(11.8%	)(7)	73.5	71.3	3.2%	(7)
PitchBook Data	18.8	4.1	357.3%		63.6	4.1	1447.9%
Morningstar Credit Ratings	11.2	11.1	1.1%		31.4	26.4	18.8%

Revenue by Type (6)
License-based (8)	$173.6	$149.9	15.8%		$662.9	$573.4	15.6%
Asset-based (9)	49.4	44.4	11.1%		187.3	169.8	10.3%
Transaction-based (10)	20.1	17.9	12.2%		61.5	55.4	11.1%

Other metrics
Average assets under management and advisement	$209.9 bil	$201.3 bil	4.3%		$207.9 bil	$192.8 bil	7.8%
Number of new-issue ratings completed	40	35	14.3%		97	70	38.6%
Asset value of new-issue ratings	$15.9 bil	$15.3 bil	3.9%		$39.0 bil	$30.7 bil	27.0%

(1) Included for informational purposes only; Morningstar did not acquire full ownership of PitchBook until December 2016.

(2) Formerly Plan Sponsor Advice.

(3) Revised to include the assets from South Africa.

(4) Decline due to client losses related to a strategic shift away from our customized investment management offerings to Managed Portfolios.

(5) Revised to exclude temporary employees and part-time employees who work less than 30 hours a week.

(6) Key product and investment area revenue and revenue by type includes the effect of foreign currency translations.

(7) Excluding the negative 17 percentage point impact of the HelloWallet divestiture, revenue increased by 5.2% in the quarter. For the full year, revenue increased by 9.7%, when excluding the negative 6.5 percentage point impact of HelloWallet.

(8) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, PitchBook Data, and other similar products.

(9) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(10) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue), operating income, excluding PitchBook (adjusted operating income), operating margin, excluding PitchBook (adjusted operating margin), operating income growth excluding the impact of impairment and increased commission and bonus expense, and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. Contribution from PitchBook was treated as acquired revenue through November 2017 and was incorporated into organic growth statistics after December 1, 2017. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. Because HelloWallet was divested in the second quarter of 2017, we excluded HelloWallet’s last six months of 2016 revenue from our organic revenue growth calculation.

Morningstar presents adjusted operating income and adjusted operating margin (operating income and operating margin excluding PitchBook) to show the effect of this acquisition, better reflect period-over-period comparisons, and improve overall understanding of our current and future financial performance. Morningstar also presents operating income growth adjusted for the impact of impairment and increased commission and bonus expense to both better reflect period-over-period comparisons and improve overall understanding of our current and future financial performance.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31				Year ended December 31
(in millions)	2017	2016	change		2017	2016	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$243.1	$212.2	14.5%		$911.7	$798.6	14.2%
Less: divestitures	—	(3.3)	NMF		—	(4.4)	NMF
Less: acquisitions	(12.4)	—	NMF		(57.5)	—	NMF
Favorable effect of foreign currency translations	(3.0)	—	NMF		—	—	NMF
Revenue excluding acquisitions, divestitures, and the effect of foreign currency translations	$227.7	$208.9	9.0%		$854.2	$794.2	7.6%

Reconciliation from consolidated operating income to operating income, excluding PitchBook (adjusted operating income):

Consolidated operating income	$42.6	$49.9	(14.6%	)	$169.8	$180.8	(6.0%	)
Add back: management bonus plan expense	2.7	0.6	NMF		7.9	0.6	NMF
Add back: intangible amortization expense	2.7	0.9	NMF		10.6	0.9	NMF
Deduct: capitalized labor benefit	(1.2)	—	NMF		(4.6)	—	NMF
Add back (deduct): other operating (income) loss, net for PitchBook	(0.9)	1.8	NMF		(1.5)	1.8	NMF
Operating income, excluding PitchBook	$45.9	$53.2	(13.9%	)	$182.2	$184.1	(1.1%	)

Reconciliation from consolidated operating margin to operating margin, excluding PitchBook (adjusted operating margin):

Consolidated operating margin	17.5%	23.5%	(6.0)pp		18.6%	22.6%	(4.0)pp
Add back: management bonus plan expense	0.9%	0.2%	0.7pp		0.7%	0.1%	0.6pp
Add back: intangible amortization expense	1.0%	0.4%	0.6pp		1.1%	0.1%	1.0pp
Deduct: capitalized labor benefit	(0.2% )	0.0%	(0.2)pp		(0.2% )	0.0%	(0.2)pp
Add back (deduct): other operating (income) loss, net for PitchBook	1.2%	1.5%	(0.3)pp		1.3%	0.4%	0.9pp
Operating margin, excluding PitchBook	20.4%	25.6%	(5.2)pp		21.5%	23.2%	(1.7)pp

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$85.4	$70.5	21.1%		$250.1	$213.7	17.0%
Capital expenditures	(20.2)	(15.3)	32.0%		(66.6)	(62.8)	6.1%
Free cash flow	$65.2	$55.2	18.1%		$183.5	$150.9	21.6%